Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated March 2, 2015, related to the consolidated financial statements and consolidated financial statement schedule of General Growth Properties, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the annual report on Form 10-K of the Company for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.
/s/ Deloitte & Touche LLP
Chicago, Illinois
June 30, 2015